                                                                   EXHIBIT 2.9


                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is made as of the 11th day of August, 1995, by and between IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership ("Seller"), and Jones Intercable, Inc., a Colorado corporation ("Buyer").
                                    RECITALS
         A. Seller owns and operates a cable television system in and around Boone County, Carmel, Fortville, Hamilton County, Hancock County, Ingalls, Madison County and Zionsville, Indiana (the "System").

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the System upon the terms and conditions set forth in this Agreement.
                                   AGREEMENT
         In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as defined in Paragraph 9 hereof), all of Seller's interest in the System and the Assets (as defined in Paragraph 2 hereof) then being transferred and sold pursuant hereto, free and clear of all security interests, liens, pledges, charges and encumbrances.

         2.      Assets.

                 (a) The assets to be conveyed to Buyer hereunder shall consist of all of the assets and properties of Seller, whether real, personal, tangible or intangible, of whatever description and wherever located, now owned or used by Seller solely in connection with Seller's ownership or operation of the System,

Seller solely in connection with Seller's ownership or operation of the System, including all additions made between the date hereof and the Closing Date, to the end that all of Seller's assets owned on the Closing Date which are used or owned solely in connection with Seller's ownership or operation of the System shall be sold and transferred to Buyer (collectively, the "Assets"). The Assets shall include, without limitation:

                          (i) all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets owned or used by Seller solely in connection with Seller's ownership or operation of the System;

                          (ii) the franchises, leases, agreements, permits, consents, licenses and other contracts, pole line or joint pole agreements, underground conduit agreements, agreements for the reception or transmission of signals by microwave, easements, rights-of-way and construction permits, if any, and any other obligations and agreements between Seller and suppliers and customers, which are owned or used by Seller solely in connection with Seller's ownership and operation of the System, substantially all of which are listed onExhibit A attached hereto;

                          (iii) the real property owned and used solely in connection with the System;

                          (iv) all accounts receivable of Seller arising in connection with the System;

                          (v) all engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and





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                          processes owned or developed by or for Seller and
                          intended for use solely in connection with the System;

                          (vi) all promotional graphics, original art work, mats, plates, negatives and other advertising or related materials developed by or for Seller and intended for use solely in connection with the System; and

                          (vii) all of Seller's correspondence files, lists, records and reports concerning customers and prospective customers of the System, concerning television stations whose transmissions are or may be carried as a part of the System and concerning all dealings with Federal, state, and local regulatory agencies relating to the ownership or operation of the System, including all reports filed by or on behalf of Seller with the Federal Communications Commission (the "FCC") in connection with the System and any Statements of Account of the System filed by or on behalf of Seller with the United States Copyright Office in connection with the System.

                 (b) The following properties and assets relating to the System and its business operations shall be retained by Seller and shall not be sold, assigned or transferred to Buyer:

                          (i)     cash or cash equivalents on hand or in banks;

                          (ii) insurance policies and rights and claims thereunder;

                          (iii) all claims, rights and interest in and to any refunds for federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date, including without limitation, fees paid to the United States Copyright Office; and

                          (iv) assets disposed of in the normal course of business or with the written consent of Buyer between the date hereof and the Closing Date.





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         3.      Purchase Price.  Subject to the adjustments to be made in
accordance with Paragraph 4 hereof, the total purchase price for the Assets shall be $44,235,333 (the "Purchase Price"), which Purchase Price represents the average of three independent appraisals of the System. The Purchase Price shall be payable to Seller at Closing in cash, by cashier's check or by wire transfer of federal funds to a bank or banks designated by Seller.

         4. Adjustments. All adjustments provided for herein with respect to this transaction shall increase or decrease the Purchase Price, as appropriate, and shall be made as of the close of business (5:00 p.m., Denver time) on the Closing Date (the "Adjustment Time").

                 (a) Rent, pole rents, franchise fees, taxes, power and utility fees and deposits, insurance premiums, licenses, customer prepayments and deposits, and other prepayments and amounts due shall be prorated and debited or credited to Seller or Buyer, as applicable. With respect to subscriber accounts receivable, Seller shall be entitled to an amount equal to the sum of (i) 90% of the face amount of all accounts receivable that are current or 30 days or less past due as of the Adjustment Time, plus (ii) 80% of the face amount of all accounts receivable that are between 31 days and 60 days past due as of the Adjustment Time. For purposes of making "past due" calculations, the monthly billing statements of Seller shall be deemed to be due and payable on the first day of the month during which the service to which such billing statements relate is provided.

                 (b) The Purchase Price shall be reduced by any accounts payable, accrued expenses and vehicle lease obligations for which Seller would





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
otherwise be liable hereunder, but for which the obligation for payment is assumed by Buyer.

                 (c) Seller and Buyer shall jointly determine the adjustments required by this Paragraph 4 at the Closing. The net amount to which Buyer or Seller, as the case may be, is entitled pursuant hereto shall be thereupon paid by Buyer or Seller, as the case may be, by an adjustment to the Purchase Price. All adjustments made at Closing shall be tentative and shall be subject to final adjustment within 90 days after Closing.

         5.      Assumption of Liabilities.  Buyer shall assume and discharge
(i) all debts, liabilities and obligations of Seller arising with respect to periods subsequent to the Closing Date under any franchise, license, permit, lease, instrument or agreement transferred to Buyer hereunder, and (ii) with respect to periods prior to and including the Closing Date, all obligations of Seller to the extent that the Purchase Price is reduced pursuant to Paragraph 4(b) hereof to reflect Buyer's assumption of such obligations. Buyer shall indemnify and hold harmless Seller from and against any and all damages, costs, claims and expenses ("Claims") arising by reason of the ownership, operation or control of the System after the Closing Date. Anything herein to the contrary notwithstanding, there is hereby excluded from the Assumed Obligations, and Seller shall retain and discharge, and indemnify and hold Buyer harmless from and against, any and all Claims to the extent they arise from (a) any debt, liability or obligation arising with respect to periods prior to the Closing Date for which no reduction of the Purchase Price has been made pursuant to Paragraph 4(b) hereof, or (b) any debt, liability or obligation of Seller not expressly assumed hereunder, whenever arising.





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         6.      Seller's Representations.  Seller hereby represents and
warrants to Buyer that:

                 (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite partnership power and authority to own and operate its properties and to carry on its business as now and where being conducted.

                 (b) All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action of Seller. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

                 (c) Subject to the receipt of any required consents, Seller has full legal power, right and authority to sell and convey to Buyer legal and beneficial title to the Assets, and Seller's sale to Buyer shall transfer good and marketable title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind.

                 (d) The execution, delivery and performance of this Agreement by Seller will not violate any provision of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Seller is a party or by which Seller, the Assets or the System are bound. The execution, delivery and performance of this Agreement by Seller will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the System.





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         7.      Conditions Precedent to Buyer's Obligations.  The obligations of Buyer under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                 (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                 (b) Seller shall have delivered to Buyer such instruments, consents and approvals of third parties as are necessary to transfer the Assets to Buyer pursuant to this Agreement.

                 (c) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have expired.

         8. Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                 (a) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

                 (b) Buyer shall have delivered the Purchase Price to Seller in accordance with Paragraph 3 hereof.





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
         9. Closing. The closing hereunder (the "Closing") shall be held in the offices of Seller, 9697 East Mineral Avenue, Englewood, Colorado 80112, on such date or dates as the parties hereto shall mutually agree (the "Closing Date"), but in no event after June 30, 1996. At the Closing, all cash, checks, notes, deeds, bills of sale, certificates of title, assignments and assumptions and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

         10. Brokerage. Seller represents and warrants to Buyer that Seller will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Seller's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Buyer's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Paragraph 10.

         11.     Miscellaneous.

                 (a) Buyer shall have the right, upon notice to Seller, to assign prior to the Closing Date, in whole or in part, its rights and obligations hereunder to any affiliate of Buyer, including, without limitation, to any subsidiary of Buyer or other entity controlled by, controlling or under common control with Buyer, or, subject to Seller's consent, to any other entity.





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
                 (b) From time to time after the Closing Date, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller's right, title and interest in and to the Assets covered by this Agreement. Such efforts and assistance shall be without cost to Buyer.

                 (c) This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado. This Agreement may not be modified or amended except by an agreement in writing executed by both Buyer and Seller.

                 (d) Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and the rights acquired by Buyer under this Agreement shall be paid by Buyer.

                            [EXECUTION PAGE FOLLOWS]





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         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                  IDS/JONES GROWTH PARTNERS 87-A, LTD.,
                                  a Colorado limited partnership

                                  By: Jones Cable Corporation,
                                      a Colorado corporation,
                                      as Managing General Partner


                                      By: /s/ GLENN R. JONES
                                          Glenn R. Jones
                                          Chairman and Chief Executive Officer


                                  JONES INTERCABLE, INC.,
                                  a Colorado corporation

                                  By:  /s/ GLENN R. JONES
                                       Glenn R. Jones
                                       Chairman and Chief Executive Officer





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
                                   EXHIBIT A
                         to Purchase and Sale Agreement
                          dated as of August 11, 1995

FRANCHISES

County of Boone, Indiana

 .        Ordinance No. 82-9 dated September 20, 1982, granting a cable television franchise to Omega of Zionsville Cable T.V. Co.
 .        Resolution No. 89-1 dated July 18, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); and consenting to any subsequent transfers between Jones and any Affiliate of Jones
 .        Notice of Closing Date addressed to the County of Boone notifying the
         County that pursuant to Section 2 of Resolution No. 89-1, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the County of Boone notifying the
         County that pursuant to Resolution No. 89-1, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989
 .        Letter dated October 10, 1994, regarding the initiation of negotiations for renewal of the franchise

Expiration Date:              September 20, 1997

Franchise Fee:                3 percent

Assignment Provisions:

Section 27 of Ordinance No. 82-9 states, "The franchise and rights granted herein to the Company (Omega of Zionsville Cable T.V. Co.) shall not be assigned, transferred, sold or disposed of, without the prior consent of the Commissioners expressed by resolution. Such consent shall not be unreasonably withheld provided that the proposed assignee agrees to comply with all of the provisions of this Ordinance and is able to provide proof of financial responsibility and other qualifications satisfactory to the Commissioners. No consent by the Board shall be required for a transfer in trust, mortgage, or other instrument of hypothecation to secure an indebtedness of the Company. The consent of the Board to any sale or other transfer shall not constitute a waiver or release of any of the rights of the County under this Ordinance."

City of Carmel, Indiana

 .        Agreement dated December 7, 1987, between the City of Carmel, Indiana and AccuCable Co.
 .        Resolution No. 12-7-87-2 dated December 7, 1987, approving the amended
         Agreement dated December 7, 1987
 .        Resolution No. 8-15-88-1 dated August 15, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc. ("Jones") and/or to any limited partnership(s) of which Jones or Jones Cable
         Corporation is a general partner, or to any joint venture or general partnership(s) of which Jones or any such limited partnership is a constituent partner ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones (provided, however, that if the franchise is transferred to any Affiliate of Jones, Jones shall act as the manager of the cable television system operated pursuant to the franchise. If Jones shall at any time be removed by the then holder of the franchise as the manager of the system, the entity then holding the franchise shall, within 90 days after such removal, replace the manager of the system and obtain the City's consent to such new manager, which consent shall not be unreasonably withheld); and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the City of Carmel notifying the
         City that pursuant to Section 3 of Resolution No. 8-15-88-1, the franchise was transferred to Jones Intercable, Inc. as of September
         30, 1988
 .        Notice of Closing Date addressed to the City of Carmel notifying the
         City that pursuant to Resolution No. 8-15- 88-1, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:     December 7, 2007

Franchise Fee:       5 percent of basic and 2-1/2 percent of premium services

Assignment Provisions:

Section 9 of Agreement dated December 7, 1987 states, "A. The rights granted to AccuCable by this Agreement may be exercised by any successor or successors, assignee or assignees of AccuCable, but such successor or successors, assignee or assignees shall be subject to and bound by all of the provisions, terms, conditions and limitations prescribed in this Agreement. B. If during the term of this Agreement, AccuCable shall sell, transfer, exchange or release, or voluntarily permit the sale, transfer, exchange or release of more than twenty-five (25%) per cent of the ownership of AccuCable to any person (except to employees of AccuCable or any present partner of AccuCable) without the prior written authorization of the City, which authorization shall not be unreasonably withheld, then the City may at its option terminate this





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
Agreement. C. In seeking said prior written authorization under B above, AccuCable shall have the responsibility: (1) To provide such relevant and material information concerning the proposed transferee as the City may reasonably request; and (2) To demonstrate that the financial standing of the proposed transferee is such as shall enable it to maintain and operate the Cable System for the remaining term of this Agreement. D. Any proposed transferee shall execute an agreement, in a form and containing the conditions approved by the City, that it will assume and be bound by all of the provisions, terms and conditions of this Agreement and all applicable Federal, State and local laws; and further that the transferee shall fulfill all legal obligations set forth under this Agreement without, however, relieving AccuCable of its obligations as accrued up to the date of transfer. E. Nothing in any approval by the City or execution by the Mayor or Clerk-Treasurer of an authorization of any transfer or assignment of any ownership interest pursuant to this Section shall be construed to waive or release any of the City's police powers, or as an exercise of eminent domain."





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
Town of Fortville, Indiana

 .        Ordinance No. 1981-6B dated June 23, 1981, granting a cable television franchise to Fortville Cablevision, Inc.
 .        Resolution No. 1982-1A dated January 26, 1982, consenting to the transfer of the franchise to Omega Cable TV of Fortville Co., of which AccuCable Co. is successor by merger
 .        Resolution No. 1988-8-1 dated August 9, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which
         Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the Town of Fortville notifying the Town that pursuant to Section 3 of Resolution No. 1988-8-1, the franchise was transferred to Jones Intercable, Inc. as of September
         30, 1988
 .        Notice of Closing Date addressed to the Town of Fortville notifying the Town that pursuant to Resolution No. 1988-8-1, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:              July 12, 2001

Franchise Fee:                3 percent

Assignment Provisions:

Section 3 of Resolution No. 1988-8-1 states, "Any subsequent transfer of the Franchise between Jones and any Affiliate of Jones shall be effective upon written notice being given to the Town by the entity then holding the Franchise."





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
County of Hamilton (Fortville), Indiana
(Franchise restricted to Fortville and Zionsville or close proximity thereof)

 .        Franchise Grant dated July 19, 1982, granting a cable television franchise to Omega Cable TV of Fortville Co., of which AccuCable Co. is successor by merger
 .        Resolution No. 9/6/88 dated September 6, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Section 3 of Resolution No. 9/6/88, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Resolution No. 9/6/88, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989
 .        Letter dated August 5, 1994, regarding the initiation of negotiations for renewal of the franchise

Expiration Date:              July 19, 1997

Franchise Fee:                3 percent

Assignment Provisions:

Section 15 of the Franchise Grant states, "(a) This Franchise shall not be assigned nor shall control of the Company be transferred without the prior approval of the Commissioners, which approval shall not be unreasonably withheld. (b) The Company shall not consolidate or merge or enter into any agreement in restriction of competition with any other person, firm or corporation engaged in the transmission of television signals by cable to members of the public within limits of the County, and shall not purchase or otherwise acquire all or any portion of any system or plant within the County of any other person, firm or corporation engaged in the transmission of television signals by cable to members of the public within the limits of the County without prior consent of the Commissioners, which consent shall not be unreasonably withheld."





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
County of Hamilton (Zionsville), Indiana
(Franchise restricted to Fortville and Zionsville or close proximity thereof)

 .        Franchise Grant dated July 19, 1982, granting a cable television franchise to Omega of Zionsville Cable TV Co., now known as AccuCable
         Co.
 .        Resolution No. 9/6/88 dated September 6, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Section 3 of Resolution No. 9/6/88, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Resolution No. 9/6/88, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989
 .        Letter dated August 5, 1994, regarding the initiation of negotiations for renewal of the franchise

Expiration Date:              July 19, 1997

Franchise Fee:                3 percent

Assignment Provisions:

Section 15 of the Franchise Grant states, "(a) This Franchise shall not be assigned nor shall control of the Company be transferred without the prior approval of the Commissioners, which approval shall not be unreasonably withheld. (b) The Company shall not consolidate or merge or enter into any agreement in restriction of competition with any other person, firm or corporation engaged in the transmission of television signals by cable to members of the public within limits of the County, and shall not purchase or otherwise acquire all or any portion of any system or plant within the County of any other person, firm or corporation engaged in the transmission of television signals by cable to members of the public within the limits of the County without prior consent of the Commissioners, which consent shall not be unreasonably withheld."





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
County of Hamilton (Carmel), Indiana

 .        Resolution dated April 24, 1967, granting a cable television franchise to Hamilton County CATV, Inc.
 .        Resolution dated January 20, 1987, confirming the transfer of the original franchise to Amtech Cable of Indiana III ("Assignor"); confirming amendments to the original franchise; consenting to the assignment of the franchise from Assignor to Omega of Zionsville Cable TV Co. ("Assignee") (Assignee will merge with Omega Cable TV of Fortville Co. which is wholly owned by the principals of Omega of Zionsville Cable TV Co. and will change its name to Accucable Co.); consenting to subsequent transfers of the franchise to affiliated entities; and further consenting to the granting of a security interest
 .        Resolution No. 9/6/88 dated September 6, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which
         Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; consenting to the grant of a security interest in the franchise; and extending the term of the franchise to December 31, 1999
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Section 4 of Resolution No. 9/6/88, the franchise was transferred to Jones Intercable, Inc. as of September
         30, 1988
 .        Notice of Closing Date addressed to the County of Hamilton notifying the County that pursuant to Resolution No. 9/6/88, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:              December 31, 1999

Franchise Fee:                5 percent of basic and 2-1/2 percent of premium
services

Assignment Provisions:

Section XII of Resolution dated April 24, 1967 states, "This franchise is granted to the Company or its successor in interest, provided, however, that it may assign its right, title and interest hereunder to another corporation or lawful business entity through the sale of stocks or assets, or otherwise, provided that prior approval of such assignment shall be obtained from the Hamilton County Commissioners, which said approval shall not be unreasonably withheld, and further provided that such other corporation or lawful business entity is duly authorized to receive such assignment and agrees to undertake and assume all the obligations of the original corporation hereunder subject to all of the terms and conditions of this franchise. In the event such assignment takes place with such consent, then immediately upon the delivery to the Hamilton County Commissioners of the aforesaid assumption agreement, duly executed by assignor and assignee, all of the rights, obligations and privileges herein granted to the Petitioner shall forthwith devolve upon the said assignee, who shall in all respects stand in the place and stead of the original corporation hereunder."

Section IV of Resolution dated January 20, 1987 states, "Without further action by the County, Assignee shall have authority to assign and transfer the Cable TV Franchise to any person or entity which is affiliated with Assignee through direct, indirect and/or common control of ownership. Assignee and its successor affiliate shall have the right to assign or pledge to any lender(s) as collateral for loans, all of Assignee's or said affiliate's right, title and interest in the Cable TV Franchise, and said Lender shall have the rights of a secured creditor with respect thereto under the Uniform Commercial Code, as enacted under the laws of the State of Indiana, including the right to sell and transfer the Cable TV Franchise or any portion thereof in the event of a foreclosure, provided approval is given therefor by the Hamilton County Commissioners."

County of Hancock, Indiana

 .        Resolution No. 1982-3A dated March 15, 1982, granting a cable television franchise to Omega Cable TV of Fortville Co., of which AccuCable Co. is successor by merger
 .        Resolution No. 1988-2 dated July 18, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the County of Hancock notifying the County that pursuant to Section 3 of Resolution No. 1988-2, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the County of Hancock notifying the County that pursuant to Resolution No. 1988-2, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:              April 4, 2002

Franchise Fee:                3 percent

Assignment Provisions:

Section 3 of Resolution No. 1988-2 states, "Any subsequent transfer of the Franchise between Jones and any Affiliate of Jones shall be effective upon written notice being given to the County by the entity then holding the Franchise."

Town of Ingalls, Indiana

 .        Franchise Agreement dated December 30, 1982, granting a cable television franchise to Omega Cable TV of Fortville Co., of which AccuCable Co. is successor by merger
 .        Resolution No. 88-4 dated August 15, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); and consenting to any subsequent transfers between Jones and any Affiliate of Jones
 .        Notice of Closing Date addressed to the Town of Ingalls notifying the
         Town that pursuant to Section 2 of Resolution No. 88-4, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the Town of Ingalls notifying the
         Town that pursuant to Resolution No. 88- 4, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989
 .        Letter dated January 11, 1995, regarding the initiation of negotiations for renewal of the franchise

Expiration Date:              December 30, 1997

Franchise Fee:                3 percent

Assignment Provisions:

Section 11(c) of the Franchise Agreement states, "The Company shall not assign the franchise except to an affiliated company without the consent in writing of the town. Provided that this restriction of assignment shall not apply to a bona fide assignment or mortgage of the assets and franchise of the Company for the sole purpose of securing a loan from any lending institution; provided further that the said Town shall not unreasonably withhold its consent from such assignment of the franchise to any reputable person or company, if such assignee has the demonstrated ability and means to operate the said closed-circuit electronic system within the terms of the franchise."

County of Madison, Indiana

 .        Article 36 Cable Television Regulation of the Madison County Code
 .        Franchise Grant dated January 24, 1983, granting a cable television franchise to Omega Cable TV of Fortville, of which AccuCable Co. is successor by merger
 .        Resolution No. 1988-BC-R3 dated August 3, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; and further consenting to the grant of a security interest in the franchise
 .        Notice of Closing Date addressed to the County of Madison notifying the County that pursuant to Section 3 of Resolution No. 1988-BC-R3, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the County of Madison notifying the County that pursuant to Resolution No. 1988-BC-R3, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:              Not specified

Franchise Fee:                3 percent

Assignment Provisions:

Section 3 of Resolution No. 1988-BC-R3 states, "Any subsequent transfer of the Franchise between Jones and any Affiliate of Jones shall be effective upon written notice being given to the County by the entity then holding the Franchise."

Town of Zionsville, Indiana

 .        Ordinance No. 82-3 dated April 5, 1982, granting a cable television franchise to Omega of Zionsville Cable TV Company (now known as AccuCable Co.)
 .        Resolution No. 1 dated August 1, 1988, consenting to the assignment of the franchise to Jones Intercable, Inc., or any affiliate of Jones, including any limited partnership(s) of which Jones or any affiliate of Jones is a general partner, or any joint venture or general partnership of which Jones, any affiliate of Jones, or any such limited partnership(s) is a constituent partner, or any other entity controlled by, controlling or under common control with Jones ("Affiliate of Jones"); consenting to any subsequent transfers between Jones and any Affiliate of Jones; consenting to the grant of a security interest in the franchise; and extending the term of the franchise to December 31, 1999
 .        Notice of Closing Date addressed to the Town of Zionsville notifying the Town that pursuant to Section 4 of Resolution No. 1, the franchise was transferred to Jones Intercable, Inc. as of September 30, 1988
 .        Notice of Closing Date addressed to the Town of Zionsville notifying the Town that pursuant to Resolution No. 1, the franchise was transferred to IDS/Jones Growth Partners 87-A, Ltd. as of February 7, 1989

Expiration Date:              December 31, 1999

Franchise Fee:                3 percent

Assignment Provisions:

Article IX of Ordinance No. 82-3 states, "In the event the franchise is transferred, in whole or in part, prior written consent of the Board to such transfer shall be required. Such consent shall not be unreasonably withheld provided that the proposed assignee or transferee agrees to comply with all the provisions of this Ordinance and is able to provide proof of financial responsibility and other qualifications as may be satisfactory to the Town.
The consent of the Town to any sale or other transfer shall not constitute a waiver of release of any of the rights of the Town under this Ordinance."

FCC LICENSES

Business Radio (SMRS)         WNJY700
Earth Station                 WV69         (Carmel)
Earth Station                 E890981      (Fortville)
Earth Station                 E890976      (Zionsville)

POLE AGREEMENTS/LINE CROSSING AGREEMENTS

1. Master License Agreement dated October 27, 1992, as amended, with PSI Energy, Inc. (formerly Public Service Company of Indiana) for Boone, Hamilton, Madison and Hancock Counties, the Cities of Carmel and Fortville, and the Towns of Zionsville and Ingalls, Indiana.

2. License Agreement - CATV Pole Attachments dated February 7, 1989, with Indianapolis Power & Light Company for the City of Carmel, Indiana.

3. License Agreement - CATV Pole Attachments dated February 7, 1989, with Indianapolis Power & Light Company for Hamilton County, Indiana.

4. License Agreement - CATV Pole Attachments dated February 7, 1989, with Indianapolis Power & Light Company for Hancock County, Indiana.

5. License Agreement for Aerial Facilities dated September 30, 1988, with Indiana Bell Telephone Company, Incorporated for Carmel, Zionsville and Hamilton County, Indiana.

6. Agreement for the Shared Use of Utility Poles dated June 15, 1991, with United Telephone System for the City of Fortville, Hancock County, Indiana.

7. Agreement for Joint Use of Rural Electric System Poles for Television Antenna Service Attachments dated August 14, 1985, with Boone County Rural Electric Membership Corporation for Zionsville and Boone County, Indiana.

8. License Agreement dated January 1, 1983, as amended, with Hancock County Rural Electric Membership Corporation for Hancock and Madison Counties, Indiana.

9. License for Cable TV Appurtenances dated August 19, 1987, granted by Otis C. Burrus and Ruth M. Burrus for attachment to utility pole owned by Public Service Company of Indiana located on the rear portion of the Burrus' property in Zionsville, Boone County, Indiana.

10. Utility Agreement dated September 16, 1991, with the City of Carmel, Board of Public Works and Safety for the installation and maintenance of aerial and/or underground television cables within the highway right-of-way at the intersection of 116th Street and Gray Road in Carmel, Indiana.

11. Utility Agreement signed by the Board of County Commissioners of the County of Boone on October 14, 1991, for the installation and maintenance of cable television lines and appurtenances within the highway right-of-way at Zionsville Road where it crosses Eagle Creek.

INSTALLATION, SERVICE AND WIRING AGREEMENTS

1. Cable Television Installation and Service Subscription Agreement dated April 19, 1990, as amended, with Baptist Homes of Indiana, Inc. for Hoosier Village Retirement Center in Indianapolis, Indiana. NOTE:
         Requires written notice of any transfer be given at least 30 days prior to closing.

2. Access Agreement executed September 22, 1988, as amended, with Lenna Ransburg, the Executrix of the Estate of Edwin M. Ransburg, to provide cable television service to Twin Lakes Apartments in Carmel, Indiana.

3. Agreement executed July 19, 1984, with Alig and Associates, Inc. to provide cable television service to Boone Village Shopping Center in Zionsville, Indiana.

4. Access Agreement dated August 31, 1988, with Carefree Homes, Inc. to provide cable television service to certain homes in Madison County, Indiana.

5. Access Agreement dated May 27, 1986, with Robert Carter to provide cable television service to Carter Apartments in Zionsville, Indiana.

6. Access Agreement executed July 14, 1983, with Larry Cochrin to provide cable television service to Fortville Sports Building Apartments in Fortville, Indiana.

7. Access Agreement dated August 31, 1988, with Steve Daney to provide cable television service to Lakeview Health Care Center in Carmel, Indiana.

8. Access Agreement signed by Owner, Oak Tree Development Corporation, on April 19, 1985 to provide cable television service to Oak Tree Subdivision in Boone County, Indiana.

9. Access Agreement executed June 21, 1983, with Steve Vendel of R & S Enterprises to provide cable television service to the apartments located at 425 North School Street, Fortville, Indiana.

10. Access Agreement executed August 16, 1983, with Jim Stone to provide cable television service to Stone Crest Development Co. in Fortville, Indiana.

11. Access Agreement dated May 19, 1983, with Townhome Builders, Inc. to provide cable television service to the development located at the corner of Dominion Drive and State Road 334 in Zionsville, Indiana.

12. Access Agreement dated April 30, 1987, with Arbors of Carmel Limited Partnership to provide cable television service to The Arbors of Carmel Apartments in Carmel, Indiana.

13. Cable Television Installation Agreement dated September 30, 1991, with O'Malia Investment Co. to provide cable television service to Brookshire Village Shopping Center in Carmel, Indiana.

14. Cable Television Installation Agreement dated April 19, 1990, with Hoosier Manor, Inc. to provide cable television service to Crawford Manor in Indianapolis, Indiana. NOTE: Requires written notice of any transfer be given at least 30 days prior to closing.

15. Access Agreement signed by Owners, Carter M. Fortune and Russell Fortune III, on October 5, 1983 to provide cable television service to Walnut Hills Apartments in Zionsville, Indiana.

16. Access Agreement dated September 1, 1983, with Ann Compton to provide cable television service to Zionsville Adult Village in Zionsville, Indiana.

17. Agreement dated February 21, 1983, with Quail Run Apartments to provide cable television service to Quail Run Apartments in Zionsville, Indiana.

REAL PROPERTY LEASED

1. Indenture of Lease (office space) commencing April 1, 1990, between Barnes Investment Co. and IDS/Jones Growth Partners 87-A, Ltd.; Letter dated September 30, 1994, extending the term of the lease for an additional two year period.

         Description of Leased Premises:

         4550 square feet (91' x 50')
         516 E. Carmel Drive
         Carmel, Indiana  46032

         The foregoing Lease has not been recorded in the real property records of Hamilton County, Indiana.

         Expiration Date:      April 1, 1997

         Rental Payment:       As of April 1, 1995, $3,102.88/month; thereafter
                               rental shall increase on each annual anniversary date by the percentage change in the CPI.

2.       Indenture of Lease (office space) dated December 6, 1994, between
         W & W Properties and IDS/Jones Growth Partners 87-A, Ltd. (NOTE: No consent is necessary, if Lessee assigns Lease to purchaser of Carmel, Indiana cable system and related franchises. Written notice of the assignment and current financial information shall be provided Lessor 30 days prior to any assignment.)

         Description of Leased Premises:

         Approximately 1,250 square feet
         Cluster C, Wilson Office Plaza
         987 Keystone Way
         Carmel, Indiana  46032

         The foregoing Lease has not been recorded in the real property records of Hamilton County, Indiana.

         Expiration Date:         March 31, 1997, with two renewal options of
                                  two years each.

         Rental Payment:          $13,200 annually for the period ending March
                                  31, 1997, payable in equal monthly
                                  installments of $1,100; rental for renewal terms shall increase based on CPI.

3. Lease Agreement (warehouse) dated December 1, 1994, between James W. Sawyer and Nancy Ann Sawyer and IDS/Jones Growth Partners 87-A, Ltd.

         Description of Leased Premises:

         Rear portion of building located at 120 State Road 32 E, Westfield, Indiana, together with the rear parking behind and to the side of the building.

         The foregoing Lease has not been recorded in the real property records of Hamilton County, Indiana.

         Expiration Date:         November 30, 1995, with two renewal options
                                  of one year each.

         Rental Payment:          $7,680 annually, payable in equal monthly
                                  installments of $640.

4. Lease dated May 20, 1987, between the City of Carmel and AccuCable Co. for use of structures on that portion of the real estate designated as Parcel I to place attachments (television antennas) and the exclusive right to use that portion of the real estate designated as Parcel II to place and locate a building and electronic and other equipment necessary in the operation of a cable television system; Letter dated July 22, 1988, consenting to the assignment and transfer of the Lease from AccuCable Co. to Jones Intercable, Inc. (and to subsequent assignments to and among affiliates of Jones), and further consenting to the grant of a security interest in the Lease.

         Description of Property:

         PARCEL I

         Part of the East Half of the Southeast Quarter of Section 25, Township 18 North, Range 3 East, Hamilton County, Indiana, and being more particularly described as follows:

         Commencing at a point on the North line of said Half Quarter Section being North 90 degrees 00 minutes 00 seconds East (assumed bearing)
         487.54 feet measured (488.2 feet deed) from the Northwest corner thereof; thence South 0 degrees 00 minutes 00 seconds West 732.07 feet measured (732.44 feet deed) to an iron pipe found marking the Northeast corner of a tract conveyed to the City of Carmel in Deed Record 318, page 96, in the Office of the Recorder of Hamilton County, Indiana, said point being on the West right of way line of the Monon Railroad; thence South 0 degrees 46 minutes 01 seconds West along said right of way line, 252.31 feet to the point of beginning; thence continuing South 0 degrees 46 minutes 01 seconds West along said right of way line 51.58 feet to its intersection with the North face of an existing concrete block building prolonged; thence North 89 degrees 47 minutes 27 seconds West along said North face of building prolonged and North face of building 34.80 feet to a point on the East edge of an existing concrete ramp; thence North 0 degrees 46 minutes 01 seconds East along said east edge and East face of an existing building, 51.58 feet; thence South 89 degrees 47 minutes 27 seconds East 34.80 feet to the point of beginning and containing 0.041 acres, more or less.

         PARCEL II

         Part of the East Half of the Southeast Quarter of Section 25, Township 18 North, Range 3 East, Hamilton County, Indiana, and being more particularly described as follows:

         Commencing at a point on the North line of said Half Quarter Section being North 90 degrees 00 minutes 00 seconds East (assumed bearing)
         487.54 feet measured (488.2 feet deed) from the Northwest corner thereof; thence South 0 degrees 00 minutes 00 seconds West 732.07 feet measured (732.44 feet deed) to an iron pipe found marking the Northeast corner of a tract conveyed to the City of Carmel in Deed Record 318, page 96, in the Office of the Recorder of Hamilton County, Indiana, said point being on the West right of way line of the Monon Railroad; thence South 0 degrees 46 minutes 01 seconds West along said right of way line, 303.89 feet to its intersection with the North face of an existing concrete block building prolonged and the point of beginning; thence continue South 0 degrees 46 minutes 01 seconds West along said right of way line, 53.00 feet; thence North 89 degrees 47 minutes 27 seconds West, parallel with said North face of building,
         56.00 feet; thence North 0 degrees 46 minutes 01 seconds East, parallel with said right of way line, 53.00 feet; thence South 89 degrees 47 minutes 27 seconds East along said North face of building prolonged and North face of building, 56.00 to the point of beginning and containing 0.068 acres, more or less.

         The foregoing Lease has not been recorded in the real property records of Hamilton County, Indiana.

         Expiration Date:         March 31, 2002

         Rental Payment:          $1,000/year.

5. Lease dated August 17, 1982, between the Town of Fortville and Omega Cable TV of Fortville Co. for the right to use water tower in the Town of Fortville, Indiana to place up to four attachments (television antennas) and cable thereon and to place and locate under or next to water tower a satellite receiver (earth station); Letter dated July 22, 1988, consenting to the assignment and transfer of the Lease from AccuCable Co., formerly Omega Cable TV of Fortville Co., to Jones Intercable, Inc. (and to subsequent assignments to and among affiliates of Jones), and further consenting to the grant of a security interest in the Lease.

         Description of Property:

         Real Estate located in the Town of Fortville, Hancock County, Indiana consisting of approximately 1500 square feet at the base of the Town of Fortville Water Tower, including space for antennae and cables on said Water Tower.

         The foregoing Lease has not been recorded in the real property records of Hancock County, Indiana.

         Expiration Date:         July 31, 1997

         Rental Payment:          $150/year.

6. Lease dated July 1, 1992, between Zionsville Water Corporation and IDS/Jones Growth Partners 87-A, Ltd. for the right to use water tower in the Town of Zionsville, Indiana to place up to six attachments (television antennas) and cable thereon and to place and locate under or next to water tower a satellite receiver (earth station); By Resolution dated July 27, 1992, the Eagle Union Community School Corporation (formerly Eagle School Township) (owner of land subject to the Lease) granted an extension of easement to IDS/Jones to run concurrent with the Lease. The Easement consists of the parcel of land described in the Lease plus additional land encompassed by extending the southern border of the parcel by twenty (20) feet in a southerly direction.

         Description of Property:

         A part of the Southwest Quarter of Section 35, Township 18 North, Range 2 East located in Eagle Township, Boone County, Indiana being bounded as follows:

         Commencing at the Northeast corner of the West Half, of the Southwest Quarter of Section 35, Township 18 North, Range 2 East; thence West
         408.90 feet on and along the North line of said Southwest Quarter to a point in the West line of the property deeded to the Eagle School Township, Boone County, Indiana; thence South 1837.60 feet on and long(sic) the West line of said School property to a point in the North right-of-way line of West 117th Street; thence Eastwardly at right angles to said West line 166 feet, more or less, on and along the North right-of-way line of said 117th Street; thence North 60 feet, more or less, to the Southeast corner of an existing chain link fence (10 Dec. 82) and the POINT OF BEGINNING of this description; thence West 25 feet on and along said existing fence; thence South 25 feet; thence East 62 feet; thence North 53 feet; thence West 37 feet to said existing fence; thence South 28 feet on and along said existing fence to the POINT OF BEGINNING, containing 0.06 acres more or less, being subject to all applicable easements and rights-of-way of record.

         Also an easement for ingress and egress being bounded as follows:

         BEGINNING at the Southeast corner of the above described 0.06 acre, more or less, tract of land; thence West 20 feet on and along the South line of said 0.06 acre, more or less, tract of land; thence South 60 feet more or less to the North right-of-way of 117th Street; Thence East 20 feet on and along the North right-of-way line of 117th Street; thence North 60 feet, more or less, to the POINT OF BEGINNING.

         The foregoing Lease has not been recorded in the real property records of Boone County, Indiana.

         Expiration Date:         June 30, 2002

         Rental Payment:          As of July 1, 1994, $1,100 annually; each
                                  year thereafter, rental shall be adjusted and an additional yearly sum of $50 shall be added.

7. Oral agreement (business office) between Helen Kogan and IDS/Jones Growth Partners 87-A, Ltd.

         Description of Leased Premises:

         180 South Main
         Zionsville, Indiana

         Expiration Date:         Month-to-month term

         Rental Payment:          $500.00/month

MISCELLANEOUS CONTRACTS AND AGREEMENTS

1. Underground Line Easement dated November 22, 1991, granted by Margarette E. Casler for a strip of land 10 feet in width located on a certain piece of land in Bethenridge Subdivision, 1st Avenue, N.E., Carmel, Hamilton County, Indiana.

2. Agreement for Jones Intercable, Inc. (and/or any of its controlled affiliates) to Deviate from Designated Easements signed by Grantor, Robert Fecitt, on January 30, 1992, for the right to install, bury, operate and maintain underground cable lines in areas outside designated utility easements on the property located at 3412 Briar Drive in Carmel, Indiana.

3. Subscriber Agreement effective January 1, 1994, as amended, with Audiocom, Inc. for "Promotions on Hold" equipment and services.

4. Centrex Letter of Election and Letter of Agency dated December 1993, with Indiana Bell Telephone for telephone service and equipment.

5. Contract dated November 25, 1991, with Atwood Irrigation for installation, change of services, additional outlets and reconnects.

6. Contract dated June 22, 1992, with Morris Lucas, DBA Lucas Cable, for new installs, reconnects, additional outlets, relocates, up/down grades and disconnects.

7. Agreement dated August 30, 1994, with Tom E. Oaks for cable installation services.

8. Contract dated March 30, 1993, with C.A.T. Communications, Inc. for general underground CATV construction.

9. Contract dated January 11, 1993, with Clawson Communications for general underground CATV construction.

10. Contract dated September 5, 1989, with Engler Quality Construction, Inc. for cable television system rebuild, electronic upgrade and general underground and aerial construction.

11. Agreement dated September 2, 1994, with Integrity, Inc. for cable television construction services.

12. Contract dated March 25, 1993, with James Ray Construction to machine bury and hand bury subscriber cable drops.

13. Contract dated March 30, 1993, with MCNS Quality Communications to machine bury and hand bury subscriber cable drops.

14. Contract dated November 1, 1993, with Midwest Marking, Inc. for underground plant location services.

15. Agreement dated June 1, 1995, with Hughey Builders, Inc. to remodel the Carmel headend building.

16. Agreement dated February 6, 1995, with Rowland Trenching & Excavating, Inc. for construction services.

17. Agreement dated April 1994, with Southwest Solutions, Inc. for field engineering services.

18. Agreement dated October 19, 1994, with Subsurface of Indiana for joint trenching services.

19. Agreement dated January 3, 1994, with Donovan & Assoc. for design and drafting and as-built mapping services.

20. Contract dated July 22, 1991, with AMC Marketing Corp. for a system tap audit.

21. Master Lease dated January 30, 1987, with Pitney Bowes Credit Corporation for use of mail machine and scale for Carmel, Indiana office.

22. Master Lease dated February 18, 1986, with Pitney Bowes Credit Corporation for use of mail machine and scale for Zionsville, Indiana office.

23. Agreement effective October 15, 1992, with Modern Vending, Inc. for installation and operation of vending machine at Carmel, Indiana office.

24. Pour-More Beverage Machine Lease effective September 16, 1992, with Pour-More Beverage Systems, Inc. for the installation and operation of water filtration unit.

25. Contract No. E23422 dated June 10, 1987, with Ram Communications of Indiana, Inc. for mobile radio telephone service and equipment.

26. Contract No. E20747 dated February 3, 1987, with Ram Communications of Indiana, Inc. for mobile radio telephone service and equipment.

27 Contract No. E20749 dated February 3, 1987, with Ram Communications of Indiana, Inc. for mobile radio telephone service and equipment.

28. Specialized Mobile Radio User Agreement dated July 15, 1987, with Motorola Communications and Electronics, Inc. for SMR service.

29. Installation and Service Agreement dated April 13, 1987, with Central Security Systems, Inc. for security system at 180 S. Main Street, Zionsville, Indiana.

30. Installation and Service Agreement dated April 9, 1987, with Central Security Systems, Inc. for security system at 225 E. Mill Street, Fortville, Indiana.

31. Installation and Service Agreement dated April 8, 1987, with Central Security Systems, Inc. for security system at 1005 Bloor Lane, Zionsville, Indiana.





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
32. Installation and Service Agreement dated January 29, 1987, with Central Security Systems, Inc. for security system at 516 E. Carmel Drive, Carmel, Indiana.

33. Installation and Service Agreement dated January 29, 1987, with Central Security Systems, Inc. for security system at 211 2nd Street S.W., Carmel, Indiana.

34. Equipment Lease dated December 31, 1991, with SportsChannel Cincinnati Associates for three addressable receivers to carry the SportsChannel programming service.

35. Advertising Sales Agreement dated April 1, 1994, with Insight Communications Company, L.P. for Jones to sell commercial advertising for Insight.

36. Self Service Storage Agreement dated September 12, 1994, with Westfield Self Storage for a mini-storage unit in Westfield, Indiana to store excess inventory.

MUST CARRY/RETRANSMISSION AGREEMENTS

1. Letter dated August 4, 1994, granting retransmission consent (WNDE/radio signal-applicable to all three headends)

2. Letters, each dated July 28, 1993, electing must carry status (WIIB-applicable to all three headends)

3.       Retransmission Consent Agreement dated October 18, 1993
         (WISH-applicable to all three headends)

4.       Retransmission Consent Agreement dated October 6, 1993
         (WRTV-applicable to all three headends)

5. Retransmission Consent Carriage Agreement dated October 21, 1993 (WTTV-applicable to all three headends)

6. Fox Broadcast Affiliate Retransmission Consent Agreement dated February 22, 1994 (WXIN-applicable to all three headends)

7. Letter dated April 27, 1993, notifying station of carriage pursuant to its must carry status (WTBU-applicable to all three headends)

8. Retransmission Consent Agreement dated September 15, 1993 (WTHR and 27ALIVE/formerly W27AR-applicable to all three headends)

9. Letter dated April 27, 1993, notifying station of carriage pursuant to its must carry status (WCLJ-applicable to all three headends)

10. Letter dated April 27, 1993, notifying station of carriage pursuant to its must carry status (WFYI-applicable to all three headends)

11. Letters, each dated June 17, 1993, electing must carry status (WHMB-applicable to all three headends)

12.      Letter dated June 14, 1993, electing must carry status
         (WNDY-applicable to all three headends) Note: WNDY was formerly WMCC. The new owner changed the call sign.





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